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AMENDMENT NO. 1 TO
SUBADVISORY AGREEMENT


	AMENDMENT NO. 1, dated as of July 1, 2007, to the Subadvisory Agreement ("Amendment No. 1"), by and among FIRST INVESTORS MANAGEMENT COMPANY, INC., a New York corporation (the "Adviser"), PARADIGM CAPITAL MANAGEMENT, INC., a new York corporation (the "Subadviser"), and FIRST INVESTORS EQUITY FUNDS (the "Trust"), a Delaware statutory trust.

	Effective as of July 1, 2007, the Adviser, the Subadviser and the Trust agree to modify and amend the Subadvisory Agreement (the "Agreement") dated as of January 27, 2006, in order to reflect the revised compensation to be paid to the Subadviser with respect to the assets of First Investors Special Situations Fund, as follows:

1.	Schedule A.  Schedule A to the Agreement, setting forth the Series of the Trust for which the Subadviser is appointed as the investment subadviser and the fees payable to the Subadviser with respect to each Series, is hereby deleted and replaced by the attached Schedule A.

	Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


FIRST INVESTORS MANAGEMENT
COMPANY, INC.

By: /S/ KATHRYN S. HEAD
    Kathryn S. Head, Chairman & President

PARADIGM CAPITAL MANAGEMENT, INC.

By: /S/ CANDACE KING WEIR
    Candace King Weir, Chief Executive Officer

FIRST INVESTORS EQUITY FUNDS

By: /S/ KATHRYN S. HEAD
    Kathryn S. Head, 	President


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SCHEDULE A

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors Special Situations Fund allocated to it by the Adviser shall be computed in the following manner.

1.	The daily net assets of First Investors Special Situations Fund and
First Investors Life Series Discovery Fund shall first be added together;
2.	An aggregate fee shall then be computed on the sum as if the two
Series were combined using the following schedule:
	a.	0.40% of the first $50 million;
	b.	0.30% of the next $200 million; and
	c.	0.25% on the balance over $250 million.
3.	The fee payable under this Agreement with respect to the First
Investors Special Situations Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors Special Situations Fund to the sum of the net assets of both Series.

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors Life Series Discovery Fund allocated to it by the Adviser shall be computed in the following manner.

1.	The daily net assets of First Investors Life Series Discovery Fund and First Investors Special Situations Fund shall first be added together;
2.	An aggregate fee shall then be computed on the sum as if the two
Series were combined using the following schedule:
	a.	0.40% of the first $50 million;
	b.	0.30% of the next $200 million; and
	c.	0.25% on the balance over $250 million.
3.	The fee payable under this Agreement with respect to the First
Investors Life Series Discovery Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors Life Series Discovery Fund to the sum of the net assets of both Series.

With respect to the First Investors Special Situations Fund only, to the extent that the Adviser collects an advisory fee in excess of 75 basis points, the Adviser will also pay the Subadviser one third of such excess amount.

Dated:  July 1, 2007

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